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                                                                      EXHIBIT 16

                            Schedule of Computation
                           of Performance Quotations


Papp America-Abroad Fund, Inc.
Total Return Calculation
As of December 31, 1996

                        Net Asset                          Net Asset
                        Value Per                            Value     Redemption                                  Annualized
Beginning               Share at                Shares     Per Share     Value                                      Average
   of       Principal   Beginning    Shares     at End      End of       End of       Total      Total               Total
 Period     Invested    of Period   Acquired   of Period    Period       Period      Return     Return %   Years    Return %
---------   ---------   ---------   --------   ---------   ---------   ----------   ---------   --------   -----   ----------

 1/1/96     $1,000.00    $16.47       60.716     63.477     $20.11     $1,276.52      $276.52     27.7%    1         27.7%

 1/1/92     $1,000.00    $10.98       91.075    100.676     $20.11     $2,024.59    $1,024.59    102.5%    5         15.2%

12/6/91     $1,000.00    $10.00      100.000    110.712     $20.11     $2,226.42    $1,226.42    122.6%    5.071     17.1%
